Exhibit 99.1
DECKERS BRANDS REPORTS SECOND QUARTER FISCAL YEAR 2026 FINANCIAL RESULTS

•SECOND QUARTER FY 2026 REVENUE INCREASED 9% TO $1.43 BILLION
•SECOND QUARTER FY 2026 DILUTED EPS INCREASED 14% TO $1.82
•COMPANY PROVIDES FULL FISCAL YEAR 2026 GUIDANCE

Goleta, California (October 23, 2025) -- Deckers Brands (NYSE: DECK), a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories, today announced financial results for the second fiscal quarter ended September 30, 2025. The Company also provided its financial outlook for the full fiscal year ending March 31, 2026.

“HOKA and UGG again delivered double-digit growth in the second quarter, reflecting strong performance and international momentum for these powerful brands,” said Stefano Caroti, President and Chief Executive Officer. "Our brands' ability to connect with consumers through leading innovative products differentiates Deckers in today's dynamic and competitive marketplace. Combined with our best-in-class operating model and financial profile, I am confident in our ability to achieve our fiscal year 2026 outlook, and continue to capture the significant opportunities ahead for Deckers."

Second Quarter Fiscal 2026 Financial Review (Compared to the Same Period Last Year)

•Net sales increased 9.1% to $1.431 billion compared to $1.311 billion. On a constant currency basis, net sales increased 8.3%.
◦Brand
▪HOKA® brand net sales increased 11.1% to $634.1 million compared to $570.9 million.
▪UGG® brand net sales increased 10.1% to $759.6 million compared to $689.9 million.
▪Other brands* net sales decreased 26.5% to $37.2 million compared to $50.6 million.
◦Channel
▪Wholesale net sales increased 13.4% to $1.036 billion compared to $913.7 million.
▪DTC net sales decreased 0.8% to $394.6 million compared to $397.7 million. DTC comparable net sales decreased 2.9%.
◦Geography
▪Domestic net sales decreased 1.7% to $839.5 million compared to $853.9 million.
▪International net sales increased 29.3% to $591.3 million compared to $457.4 million.
•Gross margin was 56.2% compared to 55.9%.
•SG&A expenses were $477.3 million compared to $428.2 million.
•Operating income was $326.5 million compared to $305.1 million.
•Diluted earnings per share was $1.82 compared to $1.59.

*Other brands net sales decrease includes the impact from the phase-out of the Koolaburra brand standalone operations.

Balance Sheet (September 30, 2025 as compared to September 30, 2024)

•Cash and cash equivalents were $1.414 billion compared to $1.226 billion.
•Inventories were $835.6 million compared to $777.9 million.
•The Company had no outstanding borrowings.

Capital Allocation

During the second fiscal quarter, the Company repurchased approximately 2.6 million shares of its common stock for a total of $282.0 million at a weighted average price paid per share of $109.31. As of September 30, 2025, the Company had approximately $2.2 billion remaining under its stock repurchase authorization.

Full Fiscal Year 2026 Outlook for the Twelve Month Period Ending March 31, 2026

The Company’s outlook is forward-looking in nature, reflecting our expectations as of October 23, 2025, and is subject to significant risks and uncertainties that limit our ability to accurately forecast results. This outlook assumes no meaningful changes to the Company’s business prospects or risks and uncertainties identified by management that could impact future results, which include but are not limited to: changes in macroeconomic conditions, including consumer confidence, discretionary spending, inflationary pressures, and foreign currency fluctuations; changes to global trade policy, including tariffs and trade restrictions; geopolitical tensions; and supply chain disruption.

•Net sales are expected to be approximately $5.35 billion.
◦HOKA is expected to increase by a low-teens percentage versus last year.
◦UGG is expected to increase by a low-to-mid-single-digit percentage versus last year.
•Gross margin is expected to be approximately 56%.
•SG&A expenses as a percentage of net sales are expected to be approximately 34.5%.
•Operating margin is expected to be approximately 21.5%.
•Effective tax rate is expected to be approximately 23%.
•Diluted earnings per share is expected to be in the range of $6.30 to $6.39.
•The earnings per share guidance does not assume any impact from potential future share repurchases.

Non-GAAP Financial Measures

In certain instances the Company may present financial measures that were not prepared in accordance with generally accepted accounting principles in the United States (non-GAAP financial measures), including constant currency. These non-GAAP measures provide information that may assist investors in understanding its financial results and assessing its prospects for future performance. The Company believes these non-GAAP financial measures are important indicators of its operating performance because they exclude items that are unrelated to, and may not be indicative of, its core operating results.

The non-GAAP financial measures presented by the Company may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to Deckers. For example, to calculate constant currency information, the Company calculates the current period financial information using the foreign currency exchange rates that were in effect during the previous comparable period, excluding the effects of foreign currency exchange rate hedges and remeasurements in the condensed consolidated financial statements. Further, the Company reports DTC comparable net sales on a constant currency basis for DTC operations that were open throughout the current and prior reporting periods, and may adjust prior reporting periods to conform to current year accounting policies. These non-GAAP financial measures are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance determined in accordance with GAAP. To the extent the Company utilizes such non-GAAP financial measures in the future, it expects to calculate them using a consistent method from period-to-period.

Conference Call Information

The Company’s conference call to review the results for the second quarter fiscal year 2026 will be broadcast live today, Thursday, October 23, 2025, at 4:30 pm Eastern Time and hosted at ir.deckers.com. You can access the broadcast by clicking on the link within the “Webcast” box at the top of the page. A replay of the broadcast will be available for at least 30 days following the conference call and can be accessed under the “Quarterly Earnings” section of the “Financials” tab at the aforementioned website.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories developed for both everyday casual lifestyle use and high-performance activities. The Company’s portfolio of brands includes UGG®, HOKA®, and Teva®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has over 50 years of history building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which statements are subject to considerable risks and uncertainties. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our projected financial results, including net sales, gross margin, SG&A expenses, operating margin, inventories, effective tax rate, and diluted earnings per share; consumer confidence and discretionary spending, including uncertainties associated with the global trade environment; the strength of our brands and demand for our products; our ability to drive future growth and profitability; our ability to achieve our financial outlook; our ability to execute on our long-term strategies, objectives, and opportunities; our ability to differentiate our company in a competitive environment; and our ability to return value to our stockholders, including potential repurchase of shares. We have attempted to identify forward-looking statements by using words such as “anticipate,” “believe,” “estimate,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent our management’s current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025, as well as in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in our expectations, or as a result of the availability of new information.

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Investor Contact:
Erinn Kohler | VP, Investor Relations, Corporate Planning & Business Analytics | Deckers Brands | 805.967.7611

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
(dollar and share data amounts in thousands, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2025	2024	2025	2024
Net sales	$1,430,840	$1,311,320	$2,395,378	$2,136,667
Cost of sales	627,018	578,048	1,053,650	933,395
Gross profit	803,822	733,272	1,341,728	1,203,272
Selling, general, and administrative expenses	477,301	428,186	849,920	765,379
Income from operations	326,521	305,086	491,808	437,893
Total other income, net	(15,835)	(13,826)	(33,614)	(30,172)
Income before income taxes	342,356	318,912	525,422	468,065
Income tax expense	74,204	76,591	118,067	110,119
Net income	268,152	242,321	407,355	357,946
Total other comprehensive income, net of tax	8,978	10,775	543	6,975
Comprehensive income	$277,130	$253,096	$407,898	$364,921

Net income per share
Basic	$1.82	$1.59	$2.75	$2.35
Diluted	$1.82	$1.59	$2.74	$2.34
Weighted-average common shares outstanding
Basic	147,395	152,240	148,364	152,552
Diluted	147,652	152,778	148,638	153,127

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(dollar amounts in thousands)

	September 30, 2025	March 31, 2025
ASSETS		(AUDITED)
Current assets
Cash and cash equivalents	$1,414,479	$1,889,188
Trade accounts receivable, net	538,764	332,872
Inventories	835,595	495,226
Other current assets	182,637	143,189
Total current assets	2,971,475	2,860,475
Property and equipment, net	333,495	325,599
Operating lease assets	305,362	237,352
Other noncurrent assets	173,947	146,826
Total assets	$3,784,279	$3,570,252

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$590,316	$417,955
Operating lease liabilities	75,916	54,453
Other current liabilities	302,566	297,533
Total current liabilities	968,798	769,941
Long-term operating lease liabilities	274,756	222,522
Other long-term liabilities	74,695	64,776
Total long-term liabilities	349,451	287,298
Total stockholders’ equity	2,466,030	2,513,013
Total liabilities and stockholders’ equity	$3,784,279	$3,570,252